Exhibit 4.4

LIBERTY PROPERTY LIMITED PARTNERSHIP

ISSUER

TO

U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

SEVENTH SUPPLEMENTAL INDENTURE
DATED AS OF APRIL 27, 2017

SUPPLEMENT TO INDENTURE,
DATED AS OF SEPTEMBER 22, 2010, BETWEEN
LIBERTY PROPERTY LIMITED PARTNERSHIP AND
U.S. BANK NATIONAL ASSOCIATION

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE, dated as of April 27th, 2017, between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the “Company”), having its principal offices at 500 Chesterfield Parkway, Malvern, Pennsylvania 19355, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), having its Corporate Trust Office at Two Liberty Place, 50 S. 16th Street, Suite 2000, Mail Station: Ex-PA-WBSP, Philadelphia, PA 19102.

RECITALS

WHEREAS, the Company executed and delivered its Base Indenture (the “Base Indenture”), dated as of September 22, 2010, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured indebtedness.

WHEREAS, capitalized terms used in this Seventh Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Base Indenture.

WHEREAS, the Base Indenture provides that by means of a supplemental indenture, the Company may from time to time change or eliminate any of the provisions of the Base Indenture, provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision.

WHEREAS, the Company intends by this Seventh Supplemental Indenture to (i) change the Event of Default as set forth in Section 501(5) of the Base Indenture, such that the limits on cross-defaulted indebtedness set forth in Section 501(5) shall be increased from $10.0 million to $50.0 million and (ii) change the definition of Subsidiary, such that references to specific entities shall be eliminated, provided that the changes described in this recital shall be applicable only to Securities issued after the date of this Seventh Supplemental Indenture, and not to any Securities issued prior to such date (noting that the Sixth Supplemental Indenture, dated as of September 20, 2016, which established the Company’s 3.250% Senior Notes due 2026, modified Section 501(5) of the Base Indenture, solely as to such Notes, in accordance with the modification described in clause (i) of this recital).

WHEREAS, the Board of Trustees of Liberty Property Trust (the “Trust”), the general partner of the Company, has approved the changes described in the foregoing recital.

WHEREAS, the consent of Holders to the execution and delivery of this Seventh Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Seventh Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE
Definitions and Other Provisions of General Application

SECTION 1.01 Definitions. (a) The definition of Subsidiary as set forth in the Base Indenture shall, solely with respect to Securities issued after the date of this Seventh Supplemental Indenture, and not to any Securities issued prior to such date, be amended and replaced in its entirety by the following:

“Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries of the Company.  For the purposes of this definition, “voting stock” means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

ARTICLE TWO

Remedies

Section 501(5) of the Base Indenture shall, solely with respect to Securities issued after the date of this Seventh Supplemental Indenture, and not to any Securities issued prior to such date, be amended and replaced in its entirety by the following:

“(5) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor on a full recourse basis) whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $50,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series, a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or”

ARTICLE THREE
Trustee

SECTION 3.01 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

ARTICLE FOUR
Miscellaneous Provisions

SECTION 4.01 Ratification of Original Indenture. This Seventh Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Seventh Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 4.02 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.03 Successors and Assigns. All covenants and agreements in this Seventh Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 4.04 Separability Clause. In case any one or more of the provisions contained in this Seventh Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.05 Governing Law. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Seventh Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 4.06 Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

LIBERTY PROPERTY LIMITED PARTNERSHIP

	By:	Liberty Property Trust,
as its sole General Partner

	By:	/s/ Christopher J. Papa
Name: Christopher J. Papa
Title: Chief Financial Officer and Executive Vice President

Attest:

/s/ Herman C. Fala
Name: Herman C. Fala
Title: Secretary and General Counsel

[Signature Page to Seventh Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

	By:	/s/ George J. Rayzis
Name: George J. Rayzis
Title: Vice President

Attest:

/s/ Stephen J. Kaba
Name: Stephen J. Kaba
Title: Vice President

[Signature Page to Seventh Supplemental Indenture]